CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the headings “Independent Registered Public Accounting Firm” and in the Statement of Additional Information in this Registration Statement under the Securities Act of 1933 (Form N-1A) of Acclivity Small Cap Value Fund, Acclivity Small Cap Growth Fund, and Acclivity Mid Cap Multi-Style Fund, each a series of shares of beneficial interest in Northern Lights Fund II, filed with the Securities and Exchange Commission.

BBD, LLP

Philadelphia, Pennsylvania

October 31, 2018